Exhibit 99.1

Sonic Foundry Announces First Quarter Fiscal 2015 Financial Results

MADISON, Wis.--(BUSINESS WIRE)--February 5, 2015--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2015 first quarter ended December 31, 2014.

Select financial highlights:

  Billings of $7.7 million, an increase of 11% over $6.9 million over the first quarter of fiscal 2014
  Revenues of $8.7 million, an increase of 21% over the first quarter of fiscal 2014. Revenue was positively impacted by two transactions totaling approximately $620 thousand that were billed in the previous quarter, but didn’t meet the criteria for revenue recognition until the current quarter.

    Product and other revenue of $3.5 million, an increase of 21% over the first quarter of fiscal 2014
    Service revenue of $5.2 million, an increase of 22% over the first quarter of fiscal 2014
  Gross margin of $6.1 million or 69% compared to $5.4 million or 75% for the first fiscal quarter of fiscal 2014 as a result of a lower gross margin international transaction and the higher cost of outsourced union labor in our events business. Outsourced event-labor costs vary based on the timing and location of events and is expected to trend significantly lower during the remainder of the fiscal year.
  Net loss of $1.0 million or $(0.24) per basic share compared to a net loss of $690 thousand or $(0.17) per basic share last year
  Adjusted EBITDA loss of $181 thousand compared to positive Adjusted EBITDA of $24 thousand last year.
  Cash of $2.8 million compared to $4.3 million at September 30, 2014
  Unearned revenue of $9.0 million, a decrease of $1.0 million during the quarter, compared to $7.0 million at December 31, 2013, an increase of $133 thousand during the comparable quarter last year. The decrease in unearned revenue during the quarter occurred as a result of the two transactions referred to above which were recognized as revenue in the current period.

Since our acquisitions of MediaMission and Mediasite KK both occurred in the prior fiscal year, we will no longer be providing detailed comparisons of results for both with and without acquisitions. As of December 31, 2014, $9 million of revenue from services was unearned (an increase from $7.0 million as of December 31, 2013), of which the company expects to realize $3.2 million in the quarter ending March 31, 2015. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

International product and service billings accounted for 39 percent of Sonic Foundry’s consolidated billings in the first quarter of fiscal 2015, compared to 28 percent in the first quarter of fiscal 2014. International billings have increased over prior periods primarily as a result of the acquisitions of Mediasite KK and MediaMission.

For our pre-acquisition business in the first quarter of fiscal 2015, 85 percent of billings were to existing customers, compared to 81 percent during the same period last year, with 53 percent to education customers and 37 percent to corporate customers.

“We continued to make strides this quarter with the most streamlined and scalable solution Sonic Foundry has ever offered. We have earned validation from every analyst firm that covers the enterprise video industry, and have fostered strong customer relationships on which we continue to build our business,” said Gary Weis, chief executive officer of Sonic Foundry.

“Despite the fact that this is historically our softest quarter, we expected to complete a significant project in the Middle East which we now expect to close in February. Our expectations for the remainder of 2015 are high as we see further momentum towards the largest, most strategic sales in our company’s history. We believe we have the right balance of product, operations and prospects that will help us drive meaningful growth in our business.”

The Company is reiterating the fiscal 2015 guidance provided previously for billings of $45 million, adjusted EBITDA of between $4.5 and $5.5 million and net income of between $1 and $2 million.

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA), a non-GAAP measure of operating performance. As a result, we will no longer disclose the non-GAAP measure we provided prior to Fiscal 2015. Our adjusted EBITDA measure excludes stock compensation expense from the SEC definition of EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended December 31, 2014 and 2013 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2015 first quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for over 3,000 customers in over 60 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2015 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Condensed Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	December 31, 2014	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$2,811	$4,344
Accounts receivable, net of allowances of $150	7,310	8,449
Inventories	1,921	1,721
Prepaid expenses and other current assets	1,329	1,544
Total current assets	13,371	16,058
Property and equipment:
Leasehold improvements	946	911
Computer equipment	6,028	5,440
Furniture and fixtures	649	720
Total property and equipment	7,623	7,071
Less accumulated depreciation	4,051	3,675
Net property and equipment	3,572	3,396
Other assets:
Goodwill	10,911	11,185
Customer relationships, net of amortization of $258 and $191	2,076	2,471
Software development costs, net of amortization of $296 and $252	237	281
Product rights, net of amortization of $72 and $41	600	631
Other intangibles, net of amortization of $169 and $162	30	37
Other long-term assets	512	564
Total assets	$31,309	$34,623

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	1,350	1,183
Accrued liabilities	1,787	2,512
Unearned revenue	7,726	9,079
Current portion of capital lease obligation	180	196
Current portion of notes payable	934	974
Current portion of subordinated notes payable	1,777	2,096
Total current liabilities	13,754	16,040

Long-term portion of unearned revenue	1,238	929
Long-term portion of capital lease obligations	134	173
Long-term portion of notes payable	921	1,139
Long-term portion of subordinated notes payable	150	314
Other liabilities	376	401
Deferred tax liability	4,283	4,312
Total liabilities	20,856	23,308

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	-	-
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares; 4,351,272 and 4,276,470 shares issued and 4,338,556 and 4,263,754 shares outstanding	44	43
Additional paid-in capital	195,201	194,260
Accumulated deficit	(183,404)	(182,372)
Accumulated other comprehensive loss	(1,193)	(421)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	10,453	11,315
Total liabilities and stockholders' equity	$31,309	$34,623

Sonic Foundry, Inc. Condensed Consolidated Statements of Operations (in thousands, except for per share data) (Unaudited)

	Three Months Ended December 31,
	2014	2013

Revenue:
Product	$3,374	$2,812
Services	5,244	4,316
Other	123	78
Total revenue	8,741	7,206

Cost of revenue:
Product	1,536	1,353
Services	1,135	457
Total cost of revenue	2,671	1,810
Gross margin	6,070	5,396

Operating expenses:
Selling and marketing	4,394	3,376
General and administrative	1,370	960
Product development	1,533	1,236
Acquisition costs	-	450
Total operating expenses	7,297	6,022
Loss from operations	(1,227)	(626)

Non-operating income:
Equity in earnings from investment in Mediasite KK	-	23
Interest expense, net	(63)	(17)
Other income, net	168	-
Total non-operating income	105	6
Loss before income taxes	(1,122)	(620)
Provision for income taxes	90	(70)
Net loss	$(1,032)	$(690)

Loss per common share:
– basic	$(0.24)	$(0.17)
– diluted	$(0.24)	$(0.17)

Sonic Foundry, Inc. Consolidated Adjusted EBITDA Reconciliation (in thousands) (Unaudited)

	Three Months Ended
	December 31,
	2014	2013

Net Loss	$(1,032)	$(690)
Add:
Depreciation and amortization	561	345
Income tax expense (benefit)	(90)	70
Interest expense	63	17
Stock-based compensation expense	317	282

Adjusted EBITDA	$(181)	$24

Sonic Foundry, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Three months ended December 31,
	2014	2013
Operating activities
Net loss	$(1,032)	$(690)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Equity in earnings from investment in Mediasite KK	-	(23)
Amortization of other intangibles	104	5
Amortization of software development costs	44	44
Amortization of product rights	31	-
Depreciation of property and equipment	382	296
Deferred taxes	15	70
Stock-based compensation expense related to stock options	317	282
Remeasurement gain on subordinated debt	(179)	-
Changes in operating assets and liabilities:
Accounts receivable	1,044	266
Inventories	(223)	(79)
Prepaid expenses and other current assets	233	(86)
Accounts payable and accrued liabilities	(967)	174
Other long-term liabilities	(21)	(22)
Unearned revenue	(979)	(199)
Net cash (used in) provided by operating activities	(1,231)	38

Investing activities
Purchases of property and equipment	(109)	(117)
Cash paid for MediaMission acquisition, net of cash acquired	-	(119)
Net cash used in investing activities	(109)	(236)

Financing activities
Payments on notes payable	(550)	(167)
Proceed from issuance of common stock and warrants	625	-
Proceeds from exercise of common stock options	-	35
Payments on capital lease obligations	(53)	(55)
Net cash provided by (used in) financing activities	22	(187)
Changes in cash and cash equivalents due to changes in foreign currency	(215)	-
Net decrease in cash and cash equivalents	(1,533)	(385)
Cash and cash equivalents at beginning of period	4,344	3,482
Cash and cash equivalents at end of period	$2,811	$3,097

CONTACT:
Sonic Foundry, Inc.
For investor inquiries:
investor@sonicfoundry.com
or
For media relations:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com